Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE is made as of the 21st day of November, 2012, by and between MBIA INC., a Connecticut corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Trustee”):

WHEREAS, the Company has heretofore entered into a Senior Indenture, dated as of November 24, 2004 (the “Original Indenture”), with the Trustee;

WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented by the First Supplemental Indenture, dated as of November 24, 2004, between the Company and the Trustee, and as further supplemented by this Second Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, the Company wishes to effect the amendments to the Indenture contemplated hereby (the “Proposed Amendments”);

WHEREAS, Section 902 of the Indenture provides that, subject to certain exceptions inapplicable hereto, the Company and the Trustee may amend or supplement the Indenture with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture (the “Required Holders”);

WHEREAS, on November 7, 2012, the Company launched a consent solicitation to solicit the consents of the Holders of the Outstanding Securities to the Proposed Amendments;

WHEREAS, the Required Holders have consented to the Proposed Amendments; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and make it a valid and binding obligation of the Company, in accordance with its terms, have been done or performed.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.01  Amendment to Definitions.  The definition of “Principal Subsidiaries” in Section 101 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Principal Subsidiaries” means National Public Finance Guarantee Corporation, a New York corporation, or any legal successor or successor to any substantial part of its business or assets; provided that such successor is a Subsidiary.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.01  Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.02  Ratification and Incorporation of Original Indenture and First Supplemental Indenture. As supplemented hereby, the Original Indenture and the First Supplemental Indenture are in all respects ratified and confirmed, and the Original Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 2.03  Executed in Counterparts.  This Second Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 2.04  New York Law to Govern.  This Second Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

Section 2.05  Successors and Assigns.  All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 2.06  Separability.  In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.07  Recitals by the Company.  The recitals in this Second Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.  All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

MBIA INC.

By:	/s/ C. Edward Chaplin
	Name:	C. Edward Chaplin
	Title:	President, Chief Financial Officer and Chief Administrative Officer

Attest:

/s/ Ram D. Wertheim
Name:	Ram D. Wertheim
Title:	Executive Vice President, Chief Legal Officer and Secretary

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President